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                                                                  EXHIBIT (d)(6)

                       Xenograft Distribution Agreement

This Agreement is made by Tutogen Medical GmbH, a German corporation with offices at IndustriestraBe 6, D-91077 Neunkirchen am Brand, Germany ("Tutogen") and Sulzer Calcitek Inc., a Delaware corporation with offices at 1900 Aston Avenue, Carlsbad, California, U.S.A. ("Sulzer").

                              W I T N E S S E T H:

WHEREAS, Tutogen collects xenograft bone tissue, processes such tissue, and distributes xenograft bone tissue products through various distributors throughout the world;

WHEREAS, Sulzer manufactures and sells worldwide a line of products used in dental applications and desires to acquire from Tutogen the right to distribute its xenograft bone tissue products worldwide for use in dental applications;

WHEREAS, Tutogen is willing to terminate the right of its existing distributors to sell xenograft bone tissue products for dental applications and to appoint Sulzer as its sole and exclusive distributor for such products in such applications on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows:

Definitions

  1.1  "Affiliate" shall mean an entity that controls, is controlled by, or is
        ---------
       under common control with a party. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of a majority of the voting power of such entity (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, such entity shall be deemed an Affiliate only so long as such control continues.

  1.2  "Clinical Costs" shall have the meaning set forth in Section 5.3.
        --------------

  1.3  "Contract Year" shall mean the one-year period following the Effective
        -------------
       Date of this Agreement and each one-year period following each anniversary of the Effective Date of this Agreement.

  1.4  "Effective Date" shall mean the date on which this Agreement has been
        --------------
       executed by an authorized officer of each party, as witnessed on the signature page of this Agreement.

  1.5  "FDA" shall mean the United States Food and Drug Administration.
        ---

  1.6  "Field of Use" shall mean all uses of processed xenograft bone tissue in
        ------------
       or adjoining the human maxilla or the human mandible.

  1.7  "Minimum Sales Goals" shall have the meaning set forth in Section 3.4.
        -------------------

  1.8  "Minimums Negotiation Period" shall have the meaning set forth in Section
        ---------------------------
       3.4.1.

  1.9  "Permitted Successor" shall mean any individual, corporation,
        -------------------
       partnership, joint venture, association, trust, or any other entity or organization of any kind or

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       character that assumes the obligations of a party under this Agreement as permitted according to the terms of this Agreement.

 1.10  "Products" shall mean the xenograft bone tissue products manufactured by
        --------
       Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen and listed on Schedule A attached hereto. The parties shall mutually agree on the addition of Products to Schedule A.

 1.11  "Regulatory Plan" shall have the meaning set forth in Section 5.2.2.
        ---------------

 1.12  "Sub-Territory" shall mean one of the following geographic regions or
        -------------
       countries comprising in part the Territory: Western Europe (European Union including Switzerland, Norway, Iceland, Turkey, and Israel); Eastern Europe; South America (including Central America and Mexico); United States of America; Canada; Far East (excluding Japan); Japan; and Middle East (including Africa).

 1.13  "Territory" shall mean the entire world.
        ---------

 1.14  "Third Party" shall mean a person or entity other than Tutogen, any
        -----------
       Tutogen Affiliate, Sulzer, any Sulzer Affiliate or any officer, director, or employee of Tutogen, any Tutogen Affiliate, Sulzer, or any Sulzer Affiliate.


2.  Grant of Rights

 2.1   Exclusive Distribution. Tutogen hereby appoints Sulzer, and Sulzer hereby
       ----------------------
       accepts the appointment during the term of this Agreement as the exclusive distributor of the Products in the Territory for the Field of Use.

 2.2   Consideration. In consideration of the transfer of distribution rights in
       -------------
       the Products for the Field of Use from Tutogen's existing international distributors to Sulzer, Sulzer agrees to pay Tutogen a total of US$800,000 by wire transfer pursuant to Tutogen's written instruction, as follows:

          2.2.1 US$400,000 shall be paid within five business days following execution of this Agreement;

          2.2.2 US$200,000 shall be paid within five business days following Sulzer's first delivery of a Product in Western Europe; and

          2.2.3 US$200,000 shall be paid within five business days following Tutogen's delivery to Sulzer of a copy of a written notice from the FDA confirming a 510(k) approval for commercial sales of a Product in the United States.

3.  Sulzer's Obligations

 3.1   Marketing Efforts.  Sulzer agrees to use commercially reasonable efforts
       -----------------
       to market and sell the Products throughout the Territory for the Field of Use. Sulzer shall have no right or obligation to market the Products for any use other than the Field of Use.

 3.2   Forecasting.  Within 60 days following the execution of this Agreement,
       -----------
       Sulzer shall provide Tutogen with a monthly forecast of demand for the Products during the succeeding six-month period. Commencing with the second calendar quarter

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       of 2001 and continuing quarterly thereafter, Sulzer shall provide
       Tutogen, no later than 15 days prior to each calendar quarter, with a rolling monthly forecast of sales of the Products for the succeeding 12 months. Sulzer's forecasts shall specify the anticipated sales by Product, by Sub-Territory, and by month. Sulzer shall incur no liability to Tutogen in the event that actual sales of the Products differ from Sulzer's forecasts.

 3.3   Sales Personnel. Sulzer shall use reasonable efforts to train its sales
       ---------------
       personnel in techniques for proper use of the Products.

 3.4   Minimum Sales Goals.  Between the 21st month following the Effective Date
       -------------------
       and the end of the second Contract Year, Sulzer and Tutogen shall agree to minimum annual goals for sales (measured by units of Product) for the Products by Sub-Territory (the "Minimum Sales Goals") for the third, fourth, and fifth Contract Years. The Minimum Sales Goals shall be recorded on Schedule B. The parties acknowledge that sales of the Products in any particular Sub-Territory is a function of many factors, some of which are beyond the control of Sulzer. Accordingly, the parties' intent in establishing Minimum Sales Goals is to insure that Sulzer uses reasonable efforts to promote the sale of the Products in a particular Sub-Territory and not to guarantee Tutogen a minimum income.

          3.4.1 In the three-month period preceding the end of the fifth Contract Year, and every three years thereafter during the term of this Agreement (such three-month period being the "Minimums Negotiation Period"), the parties shall agree on Minimum Sales Goals of the Products by Territory for three consecutive years.

          3.4.2 For each Territory in which a Product is first approved for commercial sale subsequent to the Effective Date, the parties shall establish initial Minimum Sales Goals within two years after the date of Product approval, from that date through the next Minimums Negotiation Period, with subsequent Minimum Sales Goals for the Product thereafter established during the Minimums Negotiation Period as provided by the procedure first set forth herein.

          3.4.3 If the parties have not reached agreement on the Minimum Sales Goals in a particular Sub-Territory for a particular year within a time frame specified herein, the parties shall resolve the matter by binding arbitration as provided in Section 9.9 of this Agreement.

          3.4.4 In the event that Sulzer fails to meet the Minimum Sales Goal for a Product in any Sub-Territory in any year, then Tutogen shall have the option (i) to engage in co-promotion of the Product, at Tutogen's sole expense, in the Territory in which the Minimum Sales Goal was not met, or (ii) to co-distribute the Product (either directly or through a Third Party) in the Sub-Territory in which the Minimum Sales Goal was not met.

          3.4.5 In the event that Sulzer fails to meet the Minimum Sales Goal for a Product in a Sub-Territory for two consecutive years, then Tutogen shall have the option to terminate Sulzer's right and license to distribute the Product in that particular Sub-Territory on 30 days written notice to Sulzer.

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          3.4.6  Following termination of Sulzer's right to distribute a Product in a particular Sub-Territory, Tutogen shall have the right to license a Third Party to distribute a product for the same indication in such Sub-Territory. Tutogen shall exercise its option to co-promote, co-distribute, or terminate, if at all, by written notice to Sulzer within 90 days following the date on which such option matures. The remedies set forth herein for Sulzer's failure to meet the Minimum Sales Goal are exclusive, and Sulzer shall have no duty to pay Tutogen any amount for failure to achieve the Minimum Sales Goal.

4. Tutogen's Obligations

     4.1  Product Supply.  Tutogen agrees to use its best efforts to acquire
          --------------
          xenograft bone tissue, process the tissue using the Tutoplast process according to Sulzer's forecasts for demand for Products, manufacture the Products, package and label the Products as required for distribution in the different countries within the Territory, and sell the Products to Sulzer pursuant to purchase orders issued by Sulzer at the transfer prices listed in Schedule C attached hereto. Sulzer shall pay the transfer price to Tutogen within 45 days from the date of Tutogen's invoice. In no event shall Tutogen or an Affiliate of Tutogen or a Permitted Successor of Tutogen during the term of this Agreement supply xenograft bone tissue to a Third Party for distribution in the Territory for the Field of Use.

     4.2  Termination of Distribution Contracts.  Tutogen shall terminate the
          -------------------------------------
          right of its existing distributors to distribute the Products for the Field of Use as soon as possible after the Effective Date according to the terms of existing distribution agreements, if any. Tutogen agrees to insure that any substantial inventory of the Products held by the distributors at the time of their termination is either returned to Tutogen or transferred to Sulzer.

     4.3  Training.  Tutogen agrees to provide training services to Sulzer, as
          --------
          reasonably requested by Sulzer, regarding the Tutoplast process and the manufacture and use of the Products. Tutogen and Sulzer shall confer and agree upon on the scope of and location for the training services to be provided by Tutogen and the distribution of the expenses for such training services.

5.  Regulatory Matters

     5.1  Import Compliance. Tutogen agrees to comply with and maintain
          -----------------
          compliance with all governmental rules, regulations, statutes, and other laws of any kind relating to acquisition of xenograft tissue, manufacture the Products, packaging and labeling of the Products, and delivery of the Products to Sulzer for distribution within the Territory.

     5.2  Regulatory Responsibilities. The parties understand that as of the
          ---------------------------
          Effective Date of this Agreement, the Products are regulated by governmental authorities in most of the countries in the Territory, and Tutogen has obtained approvals from such regulatory authorities to sell many of the Products in such countries. As to Products for which Tutogen has not obtained regulatory approval in a particular country as of the Effective Date, or Products that first become regulated in a


CONFIDENTIAL                          Xenograft Distribution Agreement - Page 4
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          particular country after the Effective Date, subject to the agreement of both Sulzer and Tutogen to seek regulatory approval therefor, Tutogen shall be responsible for applying for regulatory approval for such Products.

               5.2.1 In the event that either Sulzer or Tutogen, in its sole discretion, does not agree to seek regulatory approval for a regulated Product in a particular country, then such Product shall be removed from Schedule A as to that particular country. If Tutogen desires to seek regulatory approval, but Sulzer does not, then Tutogen shall have the right to seek regulatory approval for such product at its own expense and to distribute such product without obligation to Sulzer under this Agreement. If Sulzer desires to seek regulatory approval for such product, but Tutogen does not, Sulzer, subject to Tutogen's agreement to supply the product, shall have the right to seek regulatory approval for such product at its own expense and to distribute the product without obligation to Tutogen under this Agreement.

               5.2.2 In the event that Sulzer and Tutogen each agree to seek regulatory approval for a Product, then the parties shall forthwith meet and agree upon a plan pursuant to which Tutogen will seek regulatory approval for the Product from the regulatory body in question (the "Regulatory Plan"). The Regulatory Plan shall include an agreement as to the scope, timing, and supervisory responsibility for preclinical studies, clinical trials, regulatory submissions, and all other matters related to the regulatory approval process for the Product. The parties shall meet at least once annually to review and amend the Regulatory Plan as dictated by the current status of the clinical and regulatory process.

               5.2.3 Sulzer and Tutogen hereby specifically agree to seek a 510(k) approval from the FDA for use of bovine cancellous chips for periodontal defects in the United States. The parties shall meet within 90 days following the Effective Date and agree upon a Regulatory Plan therefor.

     5.3  Clinical Expenses. Sulzer and Tutogen shall each pay one-half of all
          -----------------
          out-of-pocket expenses incurred in execution of a Regulatory Plan subsequent to the Effective Date, excluding salary, benefits, and other costs for employees of the parties (the "Clinical Expenses").

               5.3.1 In the absence of an agreement otherwise, a party that incurs Clinical Expenses in a calendar quarter shall invoice the other party quarterly in arrears for one-half of such Clinical Expenses. The invoice shall specify for each such expense the vendor, the purpose, and the date such expense was incurred and shall include a copy of supporting documentation of the expense.

               5.3.2 A party receiving an invoice for Clinical Expenses, unless the invoice is disputed, shall either pay the invoice or setoff the invoice with other Clinical Expenses within 45 days from the date of the invoice.

     5.4  Ownership of Approvals.  Tutogen shall be the record owner of all
          ----------------------
          regulatory approvals to sell Products in the Territory for the Field of Use.

     5.5  Product Recalls.  Tutogen, as manufacturer of the Products, shall be
          ---------------
          responsible for execution of and all expenses related to any recall of Products, including, but

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          not limited to, retrieving recalled Products from users, scrapping or discarding recalled Products, and resupplying users with replacement Products.

6.  Trademark License and Product Labeling

     6.1  License Grant.  Tutogen grants Sulzer a nonexclusive license under
          -------------
          Tutogen's trademarks, Tutoplast and Tutodent, to use the trademarks solely in connection with the Products and the marketing thereof within the Territory for the Field of Use.

     6.2  Approval of Marketing Publications.  Sulzer shall provide Tutogen with
          ----------------------------------
          samples of all of Sulzer's marketing and other printed materials utilizing a trademark of Tutogen in advance of publication of the same. Tutogen shall be deemed to have approved such samples for actual use unless it objects in writing within 10 business days following Sulzer's delivery of same.

     6.3  Labeling. Tutogen agrees to include the trademarks of Sulzer on
          --------
          Product labels in a manner mutually agreeable to the parties.

     6.4  New Trademarks. Subject to the approval of Tutogen, which shall not be
          --------------
          withheld unreasonably, Sulzer shall have the right to adopt new trademarks of its choosing for use in connection with the Products.

7.  Term and Termination

     7.1  Term. This Agreement shall be effective on the Effective Date and
          ----
          shall remain in effect for an initial term of 10 Contract Years, unless sooner terminated according to the terms set forth in this Agreement. At the end of the tenth Contract Year and each succeeding anniversary of the Effective Date, this Agreement shall renew automatically for a successive one-year term unless one party gives the other party written notice of termination at least 12 months in advance of the renewal date.

     7.2  Material Breach. If either party is in material breach of any
          ---------------
          obligation in this Agreement, the non-breaching party may give written notice to the breaching party of its intention to terminate this Agreement, and this Agreement will terminate 60 days after the giving of such notice unless during the 60-day period (i) the breach has been cured, or (ii) if a breach is incapable of cure within the 60-day period, the breaching party has commenced action which is calculated to result in a cure of the breach to the reasonable satisfaction of the non-breaching party within 120 days after the giving of notice. If at the end of the 60-day or 120-day period following a notice of termination the parties disagree as to whether the Agreement has terminated as provided in this paragraph, the parties shall continue to perform under this Agreement until an arbitration tribunal constituted as provided in this Agreement has ruled on the matter.

     7.3  Insolvency.  Either party may terminate this Agreement immediately on
          ----------
          delivery of written notice to the other party (i) upon the institution by or against such other party of insolvency, receivership, or bankruptcy proceedings or any other proceedings for the settlement of such party's debts; provided that, with respect to involuntary proceedings, such proceedings are not dismissed within 120 days,


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          (ii) upon such other party's making an assignment for the benefit of creditors, or (iii) upon such other party's dissolution or ceasing to do business.

     7.4  Refund of Clinical Expenses. In the event that the Agreement
          ---------------------------
          terminates (i) by reason of Tutogen's notice of termination under
          Section 7.1, or (ii) by reason of Tutogen's material breach under
          Section 7.2, then Tutogen shall be obligated to refund Sulzer's payment of Clinical Expenses, as determined in this Section 7.4, in obtaining or attempting to obtain regulatory approval for Products under Section 5.2. For each Product as to which Sulzer has reimbursed a portion of Clinical Expenses paid by Tutogen, Tutogen shall be obligated to refund an amount determined by multiplying the Clinical Expenses for that Product by the Refund Ratio. The "Refund Ratio" is

                       10 yrs - (t\\exp\\ - \\tapp\\) / 10 yrs,

          where t\\exp\\ is the effective date of termination of the Agreement and t\\app\\ is the date of regulatory approval for the Product. For example, if Tutogen obtains a regulatory approval for a Product at the beginning of the second Contract Year after incurring $100,000 of Clinical Expenses reimbursed by Sulzer and the Agreement terminates at the beginning of the fifth Contract Year, the Refund Ratio is

                       10 yrs - (3 yrs) / 10 yrs  =  0.7

          and Tutogen owes Sulzer $70,000. The refund amount shall be paid in three equal annual installments due on the date of termination, one year after termination, and two years after termination, without interest.


8.  Representations, Warranties, Indemnities, and Limitations of Liability

     8.1  Tutogen.  Tutogen represents and warrants to Sulzer, as follows:
          -------

             8.1.1 Tutogen has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Tutogen.

             8.1.2 Tutogen has the right to grant to Sulzer the rights and licenses granted in this Agreement.

             8.1.3 As of the date of this Agreement, and to the best of its knowledge and belief, neither the manufacture, nor the use, nor the sale of the Products in the Territory constitutes a misuse or misappropriation of confidential information or trade secrets or a breach of confidence, and does not infringe or violate any valid patent, trademark, or copyright or any other intellectual property rights of any third party. Tutogen has disclosed to Sulzer all patents and other intellectual property rights which, to Tutogen's knowledge, may have a material effect on Sulzer's ability to market the Products.

             8.1.4 Tutogen has not received notice that the manufacture, use, or sale of the Products violates any patent rights or any other intellectual property right or constitutes a misappropriation or misuse of trade secrets or proprietary information.


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             8.1.5  Tutogen shall promptly notify Sulzer of any claim of infringement or misappropriation relating to the Products.

             8.1.6 To the best of Tutogen's knowledge and belief, Tutogen possesses all governmental and other approvals required for the collection and processing of xenograft tissue, and Tutogen shall use commercially reasonable efforts to maintain all such approvals throughout the term of this Agreement.

             8.1.7 For a period of 12 months from the date of Tutogen's delivery to Sulzer, each Product shall be free from defects in material, manufacturing, and workmanship, including, but not limited to, disease, excluding defects caused by the abuse, misuse, neglect, or by improper testing, handling, storage, or use by a party other than Tutogen.

     8.2  Liability for Breach of Product Warranty. If any failure to conform to
          ----------------------------------------
          the representation and warranty set forth in Section 8.1.7 appears within the applicable warranty period, Tutogen will, at its option and expense, correct any such failure by either replacing the defective or non-conforming Product or by repairing such Product. In no event shall the liability of Tutogen in connection with such warranty exceed the cost of replacing or repairing the defective Product. The foregoing shall constitute the exclusive remedy of Sulzer and the sole liability of Tutogen whether in contract or in tort or otherwise relating to a defect of a Product.

     8.3  Exclusion of Other Warranties. The representations and warranties
          -----------------------------
          stated in Section 8.1 are expressly in lieu of all other warranties, including, but not limited to, any implied warranty of merchantability or of fitness, and constitute the only warranties made with respect to any Product.

     8.4  Sulzer.   Sulzer represents and warrants to Tutogen, as follows:
          ------

             8.4.1 Sulzer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement have been validly authorized by Sulzer.

     8.5  Indemnity by Tutogen.
          --------------------

             8.5.1 Tutogen shall defend, indemnify, and hold harmless Sulzer against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses ("Claims") to the extent that such Claims arise from or are based upon: (i) material breach by Tutogen of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Tutogen; provided that Sulzer:
                    (a) promptly notifies Tutogen in writing of any such Claim which comes to its attention; (b) allows Tutogen to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Tutogen; and (d) reasonably cooperates with Tutogen in the defense of such Claim, subject to Tutogen's payment of all reasonable out-of-pocket expenses associated with such cooperation by Sulzer. Sulzer shall have the

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                    right to participate in a non-controlling fashion in such
                    legal proceeding at its sole expense.

             8.5.2 No undertaking of Tutogen under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Tutogen is directed by Sulzer to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Tutogen's design or selection; or
                    (b) arises from adherence to instructions to apply Sulzer's trademark, trade name, or other company identification; or
                    (c) resides in a Product which is not of Tutogen's origin and which is furnished by Sulzer to Tutogen for use under this Agreement; or (d) relates to use of Products or other items provided by Tutogen in combination with other Products or items furnished either by Tutogen or others, which combination was not installed, recommended, or otherwise approved by Tutogen. In the foregoing cases numbered (a) through (d), Sulzer will defend and hold Tutogen harmless, subject to the same terms and conditions and exceptions stated above, with respect to Tutogen's rights and obligations under this clause.

 8.6  Indemnity by Sulzer.
      -------------------

             8.6.1 Sulzer shall defend, indemnify, and hold harmless Tutogen against any liability or damages from any third party claims, suits, proceedings, demands, recoveries, or expenses ("Claims") to the extent that such Claims arise from or are based upon: (i) material breach by Sulzer of any of its representations or warranties contained herein; or (ii) negligence, gross negligence, or intentionally wrongful acts or omissions on the part of Sulzer; provided that Tutogen:
                    (a) promptly notifies Sulzer in writing of any such Claim which comes to its attention; (b) allows Sulzer to control the defense or settlement of such Claim; (c) does not enter into any settlement or compromise of such Claim without the express authorization of Sulzer; and (d) reasonably cooperates with Sulzer in the defense of such Claim, subject to Sulzer's payment of all reasonable out-of-pocket expenses associated with such cooperation by Tutogen. Tutogen shall have the right to participate in a non-controlling fashion in such legal proceeding at its sole expense.

             8.6.2 No undertaking of Sulzer under this section shall extend to any such alleged infringement or violation to the extent that it: (a) arises from adherence to design modifications, specifications, drawings, or written instructions which Sulzer is directed by Tutogen to follow, but only if such alleged infringement or violation does not reside in corresponding Product of Sulzer's design or selection; or
                    (b) arises from adherence to instructions to apply Tutogen's trademark, trade name, or other company identification; or
                    (c) resides in a Product which is not of Sulzer's origin and which is furnished by Tutogen to Sulzer for use under this Agreement; or (d) relates to use of Products or other items provided by Sulzer in combination with other Products or other items, furnished either by Sulzer or others, which combination was not installed, recommended or otherwise approved by Sulzer. In the


CONFIDENTIAL                          Xenograft Distribution Agreement - Page 9
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                    foregoing cases numbered (a) through (d), Tutogen will
                    defend and hold Sulzer harmless, subject to the same terms and conditions and exceptions stated above with respect to Sulzer's rights and obligations under this clause.

     8.7  Limitation of Liability to Third Parties. The liability of Tutogen and
          ----------------------------------------
          Sulzer with respect to any and all claims, actions, proceedings, or suits by any third party alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 8.

     8.8  Exclusion of Consequential Damages. Neither Tutogen nor Sulzer shall
          ----------------------------------
          in any event or under any circumstances, including, but not limited to liability, delay, or warranty, be liable to the other for special or consequential damages, including but not limited to, loss of profit or revenue, loss of use of production line, or claims by customers for service interruptions. The remedies for the parties set forth in this Agreement are exclusive.


9.  Miscellaneous Provisions

     9.1  Entire Agreement.
          ----------------

          9.1.1 This Agreement, together with the U.S. Service Agreement and the Processed Tissue Development and License Agreement, all between the parties or their Affiliates of even date, embodies the final, complete, and exclusive understanding between the parties and supersedes all previous agreements, understandings, or arrangements between the parties with respect to its subject matter.

          9.1.2 No modification or waiver of any terms or conditions hereof, nor any representations or warranties will be of any force or effect unless such modification or waiver is in writing and signed by an authorized officer of the party against whom enforcement is sought.

     9.2  Force Majeure. Neither party will be liable to the other for its
          -------------
          failure to perform any of its obligations under this Agreement only during any period in which such performance is delayed because of, or rendered impracticable or impossible due to, circumstances beyond its reasonable control, including but not limited to, strike, fire, flood, earthquake, windstorm, governmental acts or orders or restrictions (including acts of regulatory authorities and changes in the regulatory scheme for a Product), failure of suppliers , or any other reason to the extent that the failure to perform is beyond the reasonable control and not caused by the negligence or willful misconduct of the non-performing party, provided that the party experiencing the delay promptly notifies the other of the delay.

     9.3  Notices.  All notices concerning this Agreement will be written in the
          -------
          English language and will be deemed to have been received (a) two days after being properly sent by commercial overnight courier, or (b) one day after being transmitted by confirmed facsimile, in each case addressed to the address below:

CONFIDENTIAL                         Xenograft Distribution Agreement - Page 10

      If to Tutogen:

      Tutogen Medical GmbH
      IndustriestraBe 6,
      D-91077 Neunkirchen am Brand
      GERMANY
      Attention: President and CEO
      Telephone: 49 (9134) 99 88 110
      Facsimile: 49 (9134) 99 88 119

      With a copy to:

      Dr. Dirk Lange
      Foerster + Rutow
      Irrestr. 17-19
      90403 Nurnberg
      GERMANY
      Telephone: 49 (911) 23 569 00
      Facsimile: 49 (911) 23 569 11

      If to Sulzer:

      Sulzer Calcitek Inc.
      1900 Aston Avenue
      Carlsbad, California 92008-7308
      U.S.A.
      Attention: President
      Telephone: 1 (760) 431-9515
      Facsimile: 1 (760) 431-9753

      With a copy to:

      Sulzer Medica USA Inc.
      3 East Greenway Plaza, Suite 1600
      Houston, Texas 77046
      U.S.A.
      Attention: General Counsel
      Telephone: 1 (713) 561-6365
      Facsimile: 1 (713) 561-6380

 9.4  Governing Law.  Recognizing that the laws within different international
      -------------
      jurisdictions vary in their content and effect with respect to similar subject matter, and that the parties desire uniformity and predictability in interpretation and enforcement of this Agreement and related agreements with international scope made contemporaneously by the parties and their Affiliates, the parties have agreed to the following provisions regarding applicable law to govern this Agreement: All matters affecting the interpretation, form, validity, and performance of this Agreement shall be decided under the laws of Switzerland. The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall not be applicable.

CONFIDENTIAL                         Xenograft Distribution Agreement - Page 11

 9.5  Partial Invalidity.  In the event that any provision of this Agreement
      ------------------
      will be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a whole, and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such unenforceable or invalid provision within the limits of the applicable law or applicable court decisions.

 9.6  Independent Contractors.  Each party will act as an independent contractor
      -----------------------
      under the terms of this Agreement. Except as otherwise provided in this Agreement, neither party is, nor will it be deemed to be, an employee, agent, partner, co-venturer, or legal representative of the other for any purpose.

 9.7  Nonassignability. Neither this Agreement nor any of the rights, interests,
      ----------------
      duties, or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party, except that either party may assign this Agreement to an Affiliate of such party; provided that, in no event shall a party assign to an Affiliate less than the entirety of its rights and obligations under this Agreement. Any assignment made in violation of this Section 9.7 will be void and of no effect. Subject to this Section 9.7, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against, the parties and their Permitted Successors.

 9.8  Compliance With Laws.  Notwithstanding other provisions in this Agreement
      --------------------
      regarding a failure to comply with laws, in performing this Agreement, each Party shall comply with all laws and government regulations applicable in a particular country at all times.

 9.9  Arbitration.
      -----------

       9.9.1 In the event the Parties are unable to resolve any dispute or conflict arising from or relating to this Agreement within thirty
              (30) days after it is formally presented for resolution by written notice, any party may submit such conflict for resolution to the Chief Executive Officers of the parties.

       9.9.2 In the event the Chief Executive Officers of the parties are unable to resolve such conflict within thirty (30) days after having such conflict submitted to them for resolution, the disputes shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris ("Rules") by three arbitrators appointed in accordance with the Rules.

       9.9.3 The place of arbitration shall be Zurich. The procedural law of this place shall apply where the Rules are silent.

       9.9.4 The arbitral award shall be substantiated in writing. The arbitral tribunal shall decide on the matter of costs of the arbitration.

       9.9.5 The language to be used in the arbitral proceedings shall be English.


CONFIDENTIAL                         Xenograft Distribution Agreement - Page 12

 9.10  Confidentiality.  The parties acknowledge that by reason of their
       ---------------
       relationship hereunder, each has had and will continue to have access to certain information and materials concerning the other's business, plans, customers, technology, and/or products that is considered by a party to be confidential ("Confidential Information") and of substantial value to that party, which value would be impaired if such information were disclosed to third parties. To the extent that such information is considered confidential, the disclosing party will so indicate to the receiving party, in the case of information in documentary or other tangible form, by labeling it conspicuously as "CONFIDENTIAL" (or words of similar import) and in the case of information conveyed verbally, by identifying same in writing within ten days after the first verbal disclosure. Each party agrees that it will not use in any way other than as expressly authorized or contemplated under this Agreement, nor disclose to any third party, any such Confidential Information revealed to it by the other party, and will take commercially reasonable precautions (and will cause its Affiliates to take commercially reasonable precautions) to protect the confidentiality of such information and with no less restrictive precautions than it takes to protect its own confidential information. Each party will disclose Confidential Information only to those of its employees who have a need to know such information. If Confidential Information is required to be disclosed in response to an order by a court or other government body, or if otherwise required to be disclosed by law, or if necessary to establish the rights of a party under this Agreement, the receiving party shall use commercially reasonable efforts to provide the disclosing party with advance notice of such required disclosure to give the disclosing party sufficient time to seek a protective order or other protective measures, if any are available, for such Confidential Information. "Confidential Information" does not include information, materials, technical data or know-how which: (i) is rightfully in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records immediately prior to the time of disclosure;
       (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; (iii) is independently developed by a party without the use of any Confidential Information of the other parties; (iv) is obtained from any third party who is authorized to disclose such data and information without obligation of confidentiality, or (v) is approved for release by the disclosing party. This Section 9.10 shall survive termination of this Agreement for a period of two years.


CONFIDENTIAL                         Xenograft Distribution Agreement - Page 13

 9.11  Public Relations And Announcements.  The parties shall agree upon and
       ----------------------------------
       issue a press release upon the signing of this Agreement including a summary of the relationship established under this Agreement. No party shall issue a press release or any other published statement that refers to another party, its Affiliates or the other party's products without first obtaining the agreement of such other party as to the form and content of the statement, which approval shall be timely and not unreasonably withheld.

          In witness whereof, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives on the dates set forth below in duplicate, each of which will be treated for all purposes as an original.


       Tutogen Medical GmbH                       Sulzer Calcitek Inc.


    By: /s/ Manfred Kruger                      By: /s/ Steven E. Hanson
        ------------------                          --------------------
          Manfred Kruger                              Steven E. Hanson
          Managing Director                           President



    Date: September 29, 2000                   Date: September 29, 2000
          ------------------                         ------------------

CONFIDENTIAL                         Xenograft Distribution Agreement - Page 14

                             Schedule A - Products

-------------------------------------------------------------------------------------------------
         Description                 Particle Size (microns)             Tissue Volume (cc)
-------------------------------------------------------------------------------------------------
Bovine Cancellous Chips                       250-1000                             0.5
-------------------------------------------------------------------------------------------------
Bovine Cancellous Chips                       250-1000                             1.0
-------------------------------------------------------------------------------------------------
Bovine Cancellous Chips                      1000-2000                             0.5
-------------------------------------------------------------------------------------------------
Bovine Cancellous Chips                      1000-2000                             1.0
-------------------------------------------------------------------------------------------------
Bovine Cancellous Chips                      1000-2000                             2.0
-------------------------------------------------------------------------------------------------

CONFIDENTIAL             Schedule A to Xenograft Distribution Agreement - Page 1

                        Schedule B - Minimum Sales Goals


Contract Year 1
---------------

     No Minimum Sales

Contract Year 2
---------------

     No Minimum Sales

Contract Year 3
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                   ______________

          Eastern Europe                   ______________

          South America                    ______________

          Far East                         ______________

          Japan                            ______________

          Middle East                      ______________

          Canada                           ______________



Contract Year 4
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                   ______________

          Eastern Europe                   ______________

          South America                    ______________

          Far East                         ______________

          Japan                            ______________

          Middle East                      ______________

          Canada                           ______________

CONFIDENTIAL             Schedule B to Xenograft Distribution Agreement - Page 1

Contract Year 5
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                     ______________

          Eastern Europe                     ______________

          South America                      ______________

          Far East                           ______________

          Japan                              ______________

          Middle East                        ______________

          Canada                             ______________

Contract Year 6
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                     ______________

          Eastern Europe                     ______________

          South America                      ______________

          Far East                           ______________

          Japan                              ______________

          Middle East                        ______________

          Canada                             ______________

Contract Year 7
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                ______________

          Eastern Europe                ______________

          South America                 ______________

          Far East                      ______________

          Japan                         ______________

          Middle East                   ______________

CONFIDENTIAL             Schedule B to Xenograft Distribution Agreement - Page 2

          Canada                        _______________

Contract Year 8
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                ______________

          Eastern Europe                ______________

          South America                 ______________

          Far East                      ______________

          Japan                         ______________

          Middle East                   ______________

          Canada                        ______________

Contract Year 9
---------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                     ______________

          Eastern Europe                     ______________

          South America                      ______________

          Far East                           ______________

          Japan                              ______________

          Middle East                        ______________

          Canada                             ______________

Contract Year 10
----------------

          Sub-Territory      Minimum Sales Goals (Total Product Units)
          -------------      -----------------------------------------

          Western Europe                     ______________

          Eastern Europe                     ______________

          South America                      ______________

          Far East                           ______________


CONFIDENTIAL             Schedule B to Xenograft Distribution Agreement - Page 3

          Japan                              ______________

          Middle East                        ______________

          Canada                             ______________


CONFIDENTIAL             Schedule B to Xenograft Distribution Agreement - Page 4

                          Schedule C - Transfer Price


The Transfer Price for the Products during the First Contract Year is set forth in the table below.

--------------------------------------------------------------------------------
                       Product                                  Transfer Price
--------------------------------------------------------------------------------
Bovine Cancellous Chips, 250-1000 micro, 0.5 cc                        *
--------------------------------------------------------------------------------
Bovine Cancellous Chips, 250-1000 micro, 1.0 cc                        *
--------------------------------------------------------------------------------
Bovine Cancellous Chips, 1000-2000 micro, 0.5 cc                       *
--------------------------------------------------------------------------------
Bovine Cancellous Chips, 1000-2000 micro, 1.0 cc                       *
--------------------------------------------------------------------------------
Bovine Cancellous Chips, 1000-2000 micro, 2.0 cc                       *
--------------------------------------------------------------------------------

Sulzer and Tutogen shall confer and agree upon the amount of Transfer Price after the first Contract Year.



            *CONFIDENTIAL TREATMENT REQUEST BY SHEARMAN & STERLING.

CONFIDENTIAL             Schedule C to Xenograft Distribution Agreement - Page 1